UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2024

Conduit Pharmaceuticals Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41245	87-3272543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4995 Murphy Canyon Road, Suite 300 San Diego, California	92123
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 471-8536

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CDT	The Nasdaq Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CDTTW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2024, Conduit Pharmaceuticals Inc. (the “Company”) and AstraZeneca AB (PUBL) (“AstraZeneca”) entered into a License Agreement, dated August 7, 2024 (the “License Agreement”). Pursuant to such License Agreement, AstraZeneca agreed to grant a license to the Company under certain intellectual property rights controlled by AstraZeneca related to HK-4 Glucokinase activators AZD1656 and AZD5658 in all indications and myeloperoxidase inhibitor AZD5904 for the treatment, prevention, and prophylaxis of idiopathic male infertility. The Company will be responsible for the development and commercialization of the relevant products licensed under the License Agreement (the “Licensed Products”).

As consideration for the grant of the license, the Company (i) has agreed to grant AstraZeneca common stock pursuant to a Stock Issuance Agreement (as further set out below), (ii) has paid AstraZeneca an up-front payment of $1.5 million, and (iii) will pay AstraZeneca a percentage (on a tiered basis) of any amounts it may receive in connection with a grant of a sublicense (subject to various customary exceptions).

AstraZeneca has been granted a right of first negotiation to develop, manufacture, and commercialize a Licensed Product if Conduit receives an offer for, or solicits, a transaction where a third party would obtain the right to develop, manufacture, or commercialize a Licensed Product. If AstraZeneca exercises such right, the parties would negotiate in good faith for an agreed period of time on an exclusive basis.

Either party may terminate the License Agreement for material breach (subject to a cure period) or insolvency of the other party. The Company may terminate the License Agreement for convenience (in its entirety or on a Licensed Product-by-Licensed Product basis). In addition, AstraZeneca may terminate the License Agreement in certain circumstances, including (but not limited to) the Company ceasing development of all Licensed Products (subject to certain exceptions for normal pauses or gaps between clinical studies).

In addition, in connection with the execution of the License Agreement, the Company and AstraZeneca entered into a Stock Issuance Agreement, dated August 7, 2024 (the “Issuance Agreement”), whereby the Company has agreed to issue AstraZeneca 9,504,465 shares (the “Shares”) of the Company’s common stock. The Issuance Agreement provides AstraZeneca with resale registration rights for the Shares.

The Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The issuance of the Shares did not involve any public offering, were made without general solicitation or advertising, and AstraZeneca represented to the Company that they were “accredited investors” as defined under the Securities Act with access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable AstraZeneca to evaluate an investment in the Shares.

As a result of the above, the Company will no longer fund the development of AZD1656 or AZD5904 under the terms of the Exclusive Funding Agreement, dated March 26, 2021 (the “Funding Agreement”) with St George Street Capital (“SGSC”). In this regard, the Company previously entered into a deed of amendment (the “Amendment”) amending the Funding Agreement. The parties agreed that the project funding provisions of the Funding Agreement whereby the Company had the right to fund a project or refer other funders to SGSC, but not the obligation to fund any project, are hereby amended to provide that SGSC must still include the Company in any project funding opportunities and requests but may now seek other third party project funders in addition to the Company.

The foregoing description of the License Agreement and the Issuance Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which will be filed with the U.S. Securities and Exchange Commission as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2024.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 above is hereby incorporated into this Item 3.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 8, 2024
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2024	CONDUIT PHARMACEUTICALS INC.

	By:	/s/ Dr. David Tapolczay
	Name:	Dr. David Tapolczay
	Title:	Chief Executive Officer